Exhibit 99.1

NEWS BULLETIN
FROM:

[DT INDUSTRIES LOGO]
                                                             1949 East Sunshine
                                                                    Suite 2-300
                                                          Springfield MO  65804
--------------------------------------------------------------------------------

FOR FURTHER INFORMATION:

At the company:
John M. Casper
Chief Financial Officer
(417) 890-0102


FOR IMMEDIATE RELEASE
Wednesday, May 9, 2001


               DT INDUSTRIES REPORTS FISCAL THIRD QUARTER RESULTS

             OPERATING CONTROLS TAKING EFFECT; ASSET SALES PROGRESS

SPRINGFIELD, Mo., May 9, 2001--DT Industries, Inc. (Nasdaq: DTII) today reported a third-quarter net loss of $3.4 million, compared with net income of $1.1 million a year earlier, a loss of 34 cents per diluted share compared to earnings of 11 cents in the year-ago period. Net sales for the quarter ended March 25, 2001 increased 1.6 percent to $124.0 million from $122.0 million for the three months ended March 26, 2000.

"We are encouraged by the progress we have made to this point, and we anticipate that the new strategies and operating controls that we are implementing will begin to have a visible impact on our operating results in upcoming quarters," said Stephen J. Perkins, president and CEO.

Perkins said that year-over-year third quarter revenues in the automation segment were up 17%. Despite the economic conditions that have caused a lengthening of the bookings cycle, DT Industries' new business pipeline is healthy.

In part due to more operating controls and increased awareness of margin and profitability goals, the company's administrative and operating expenses declined slightly year-over-year despite $0.8 million of special legal and professional expenses associated with the accounting irregularities at Kalish and Sencorp. During the third quarter, more than 55 key managers underwent three days of training to focus them on maximizing asset performance and cash returns. This effort is part of implementing a corporate culture based on financial metrics and activities that directly enhance shareholder value by improving return on capital and generating increasing cash flow.




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Emphasis on Debt Reduction, Streamlining Operations

 "Interest expense continued to have a significant negative impact on our results, which underscores the urgency of reducing our debt," said Perkins. "I am pleased to note that we have secured letters of intent to sell three of the five business operations that we have slated for divestiture. The cash generated by these sales will be used to pay down debt and will contribute to bringing interest expense under control. We currently anticipate that at least two of these transactions will close in June.

"Finally, we are streamlining the company from 17 to eight operating divisions, which simplifies and facilitates performance monitoring, forecasting, and cost management. Our next step will be to complete the strategic plans for these divisions. Three of our operating divisions have new, seasoned leadership. Although we have a great deal of work left to do to produce satisfactory results, we are encouraged by our prospects."

Third Quarter Financial Details and Nine Months' Results

Operating income in third quarter was $0.6 million versus $6.3 million a year earlier, with the decrease primarily caused by lower gross margins. Interest expense increased $0.9 million, or 33.2%, to $3.8 million for the three months ended March 25, 2001. The substantial increase in interest expense resulted from both the increase in the company's interest rate on borrowings pursuant to the senior credit facility and the increase in average borrowings outstanding. However, the company was able to reduce its borrowings under its senior credit facility by $17 million during the third quarter through better working capital management.

Third-quarter order inflow was $79.8 million, down from $126.9 million reported in the second quarter. Backlog at the end of the third quarter was $262.3 million, compared with $257.5 million a year earlier, and $306.5 million at the end of second quarter 2001.

For the nine months ended March 25, 2001, DT Industries reported a net loss of $7.5 million, or 74 cents per diluted share, compared with a net loss of $1.9 million, or 19 cents per diluted share a year earlier. Net sales increased to $371.8 million from $331.1 million, or 12.3 %, and operating income decreased to $5.7 million from $9.6 million.

The Automation segment continued to show strength as third quarter sales increased to $95.4 million from $81.6 million, or 16.9% from the year ago period. The increase was primarily the result of increased electronics business from a key customer (as was the case in the second quarter).

Automation segment gross margins of 16.7% were lower due to the continued ramp up of manufacturing headcount, the heavier use of contract labor and the substantial engineering being incurred on the first of multiple systems. The company expects improving Automation segment gross margins on the future repetitive systems.

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Packaging segment sales were down 34.4% percent to $19.7 million from $30.0 million in the prior year. As a result of the decline in sales and poor project performance, the packaging segment recorded an operating loss for the quarter. The company has reduced headcount at Kalish and Sencorp, two businesses within the Packaging segment, by 45% and 30% respectively to eliminate overhead inefficiencies. Gross margins of 19.4% were down compared with a year ago.

 "We believe there are a number of new business opportunities in packaging that offer promise for increased revenues in the future," explained Perkins. "In fact, the pipeline in packaging looks reasonably good. However, the first order of business has been to improve the processes and bring costs under control at the under-performing Sencorp and Kalish units. Jim Ririe, a 20-year veteran of the packaging industry, joined us as president of our packaging systems business unit in March. We believe that he will be a tremendous energizer for this segment."


Balance Sheet, Financing Initiatives Progressing

The company sold its corporate airplane and substantially all of the assets of its Vanguard business. A loss on the sale of Vanguard and the gain on sale of the aircraft resulted in a pre-tax loss of $0.6 million. As stated previously, the sale of the plane is expected to save the Company $1 million in transportation costs annually. The move of the corporate headquarters is also on schedule and the offices will be located in Dayton, Ohio in existing company facilities that are centrally located to operations and key customers.

The company continued to make progress in its program to divest five non-strategic business units including Assembly Technology & Test, Inc., Detroit Tool Metal Products Co., Peer, Stokes, and Scheu & Kniss. As previously noted, DT Industries has received letters of intent to sell three of the units and management plans to communicate the progress on asset sales as they are finalized.

Outlook for Fourth Quarter and Fiscal 2002

"Although we still have a long way to go towards attaining our operational targets, we are encouraged by the progress made to date on the objectives we outlined last quarter," said Perkins. "We anticipate that the controls that we are implementing will enable us to operate more efficiently, facilitate margin improvement and enhance customer satisfaction.

Senior management is committed to increasing productivity and improving operations in order to increase free cash flow, improve working capital efficiency and enhance return on operating assets to position DT Industries for positive financial results."

Perkins said that it remains difficult for the company to provide a firm outlook regarding fourth quarter sales and earnings, due to the changes taking place in the company, and the current economic uncertainty. Further, he said that operating improvements will be


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visible in fiscal fourth quarter performance,
which should have a positive impact on margins and operating performance, and that he expects the company to return to profitability in fiscal 2002. The company's management is reviewing the policies in place related to the valuation and collection of accounts receivable, the valuation and disposal of inventory and the impairment of goodwill and anticipates a possible charge in the fourth quarter.

"As we look ahead to fiscal year 2002, we will have continuing focus on operating results, cash flow improvements and on being a leader in process automation and packaging," said Perkins.

Conference Call

DT Industries has scheduled its quarterly conference call for May 9 at 10:00 a.m. CDST, which will be webcast on the Internet by Vcall. To attend this virtual conference, log in at http://www.vcall.com. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software. To participate in the live audio call, dial 703-871-3029 or 877-282-2316 at least 5 minutes before start time.

A replay of the webcast will be accessible on the Vcall website for one week. For those unable to listen to the call via the Internet, a replay of the call will be available until 12:00 midnight EDST on May 16, 2001, by dialing 703-925-2435. The confirmation number for the replay is 5177953.

DT Industries is a leading designer, manufacturer and integrator of automated production systems used to assemble, test or package industrial and consumer products. The Company also produces precision metal components, tools and dies for a broad range of industrial applications.

Certain information contained in this press release includes forward-looking statements. These statements comprising all statements herein which are not historical are based upon the Company's interpretation of what it believes are significant factors affecting its businesses, including many assumptions regarding future events, and are made pursuant to the safe harbor provisions of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. References to "opportunities", "growth potential", "objectives" and "goals", the words "anticipate", "believe", "estimate", "expect", and similar expressions used herein indicate such forward-looking statements. Actual results could differ materially from those anticipated in any forward-looking statements as a result of various factors, including economic downturns in industries or markets served, delays or cancellations of customer orders, delays in shipping dates of products, significant cost overruns on projects, excess product warranty expenses, collectability of past due customer receivables, significant restructuring or other special, non-recurring charges, foreign currency exchange rate fluctuations, delays in achieving anticipated cost savings or in fully implementing project management systems, availability of financing at acceptable

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terms, the company's ability to sell existing business units on favorable terms, changes in interest rates, increased inflation, the outcome of pending litigation related to the previously announced accounting irregularities, the Company's ability to implement operational and financial systems to manage the Company's decentralized operations and other factors described in the Company's filings with the U.S. Securities and Exchange Commission.



                          -FINANCIAL TABLES TO FOLLOW-


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
                           Consolidated Balance Sheets
                                   (Unaudited)

                                                                                 March 25,             June 25,
                                                                                   2001                  2000
                                                                             ------------------    ------------------
Assets

Current assets:

     Cash and cash equivalents                                                         $ 6,884                $8,705

     Accounts receivable, net                                                           52,179                58,924

     Costs and estimated earnings in excess of amounts
      billed on uncompleted contracts                                                  109,292                94,925

     Inventories, net                                                                   66,913                52,926

     Prepaid expenses and other                                                         18,662                14,296
                                                                             ------------------    ------------------
          Total current assets                                                         253,930               229,776

Property, plant and equipment, net                                                      66,650                73,218

Goodwill, net                                                                          168,214               173,823

Other assets, net                                                                        3,264                 4,253
                                                                             ------------------    ------------------
                                                                                      $492,058              $481,070
                                                                             ------------------    ------------------
Liabilities and Stockholders' Equity

Current liabilities:

     Current portion of long-term debt                                                    $671                  $713

     Senior secured term and revolving credit facility                                 118,246                   ---

     Accounts payable                                                                   46,414                47,189

     Customer advances                                                                  40,683                22,411

     Accrued liabilities                                                                27,911                35,446
                                                                             ------------------    ------------------
          Total current liabilities                                                    233,925               105,759
                                                                             ------------------    ------------------

Senior secured term and revolving credit facility                                          ---               116,928

Other long-term debt                                                                     7,657                 9,216

Deferred income taxes                                                                   10,375                10,375

Other long-term liabilities                                                              3,676                 3,709
                                                                             ------------------    ------------------
          Total long-term obligations                                                   21,708               140,228
                                                                             ------------------    ------------------

Commitments and contingencies

Company-obligated, mandatorily redeemable convertible preferred securities of subsidiary DT Capital Trust holding solely
convertible junior subordinated debentures of the Company                               79,241                70,000
                                                                             ------------------    ------------------

Stockholders' equity:

     Preferred stock, $0.01 par value; 1,500,000 shares
          authorized; no shares issued and outstanding
     Common stock, $0.01 par value; 100,000,000 shares authorized;
          10,157,274 and 10,107,244 shares outstanding, respectively                       113                   113

     Additional paid-in capital                                                        132,247               133,348

     Retained earnings                                                                  56,891                64,378

     Cumulative translation adjustment                                                 (2,462)               (1,978)

     Treasury stock (1,218,488 and 1,268,488 shares, respectively), at cost           (29,401)              (30,778)

     Unearned portion of restricted stock                                                (204)                    --
                                                                             ------------------    ------------------

          Total stockholders' equity                                                   157,184               165,083
                                                                             ------------------    ------------------

                                                                                      $492,058              $481,070
                                                                             ==================    ==================


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
                                        Consolidated Statement of Operations (Unaudited)

                                                Three months ended                        Nine months ended

                                          March 25,            March 26,            March 25,           March 26,
                                            2001                 2000                 2001                 2000
                                       ----------------     ----------------     ----------------    -----------------
Net sales                                     $123,965             $121,995            $ 371,841             $331,105

Cost of sales                                  103,371               95,958              306,567              262,624
                                       ----------------     ----------------     ----------------    -----------------
Gross profit                                    20,594               26,037               65,274               68,481

Selling, general and
   administrative expenses                      19,456               19,688               59,052               58,906

Net loss on disposal of assets                     558                  ---                  558                  ---
                                       ----------------     ----------------     ----------------    -----------------
Operating income                                   580                6,349                5,664                9,575

Interest expense                                 3,776                2,834               11,455                7,274

Accrued dividends on Company-
   obligated, mandatory
   redeemable convertible
   preferred securities of
   subsidiary DT Capital Trust
   holding solely convertible junior
   subordinated debentures of the
   Company, at 7.16% per annum                   1,387                1,298                4,095                3,826
                                       ----------------     ----------------     ----------------    -----------------
Income (loss) before provision
   (benefit) for income taxes                  (4,583)                2,217             ( 9,886)              (1,525)

Provision (benefit) for income
   Taxes                                       (1,149)                1,114              (2,399)                  396
                                       ----------------     ----------------     ----------------    -----------------
Net income (loss)                            $ (3,434)               $1,103            $ (7,487)            $ (1,921)
                                       ================     ================     ================    =================
Net earnings (loss) per common share:

   Basic                                      $ (0.34)                $0.11             $ (0.74)             $ (0.19)

   Diluted                                    $ (0.34)                $0.11             $ (0.74)             $ (0.19)
                                       ================     ================     ================    =================

Weighted average common shares outstanding:

      Basic                                 10,154,163           10,107,274           10,129,995           10,107,274

      Diluted                               10,154,163           10,216,318           10,129,995           10,107,274
                                       ================     ================     ================    =================
